BUTZEL LONG, a professional corporation
380 Madison Avenue
New York, NY 10017

Tel: (212) 818-1110
FAX: (212) 818-0494
e-mail: barrett@butzel.com

April 28, 2011

To the Trustees of Aquila Three Peaks High Income Fund

We consent to the incorporation by reference into post-effective amendment No. 24 under the 1933 Act and No. 36 under the 1940 Act of our opinion dated April 29, 2008.

Butzel Long, a professional
  corporation

/s/ William L.D. Barrett

By:__________________________